Exhibit 5.1

May 22, 2009

Buckeye Partners, L.P.

Five TEK Park

9999 Hamilton Blvd.

Breinigsville, Pennsylvania 18031

Re:                               Buckeye Partners, L.P., Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Buckeye Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 1,500,000 limited partner interests (the “LP Units”), of the Partnership issuable in connection with the 2009 Long-Term Incentive Plan of Buckeye Partners, L.P. (the “Plan”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Limited Partnership of the Partnership (the “Certificate”), dated as of February 4, 1998, the Certificate of Amendment to the Certificate, dated as of April 26, 2002, the Certificate of Amendment to the Certificate, dated as of June 1, 2004, effective as of June 3, 2004, the Certificate of Amendment to the Certificate, dated as of December 15, 2004, and the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 14, 2008, effective as of January 1, 2007, such records of the proceedings of Buckeye GP LLC, a Delaware limited liability company and the general partner of the Partnership, and such other documents, records and instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that when such LP Units have been issued and delivered in accordance with the Registration Statement and the Plan, such LP Units will be duly authorized and validly issued and such LP Units will be fully paid and non-assessable, except as such non-assessability may be affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”).

The opinions expressed herein are limited to the laws of the Delaware Act, the Delaware Limited Liability Company Act and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and we express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 to be filed on or about the date hereof, which will be incorporated by reference in the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP